POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned does hereby constitute and appoint Mary Beth Rhoden and Phill Rogerson the true and lawful agents and attorneys-in-fact of the undersigned, effective as of March 15, 2011, with respect to all matters arising in connection with the duties of the undersigned as President and Chief Executive Officer of each of Russell Investment Company and Russell Investment Funds (together, the “Trusts”), as such duties relate to the execution of documents pertaining to the official business of the Trusts, with full power and authority to execute such documents, in my name and in the capacity indicated below. The undersigned hereby gives to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in-fact would have if personally acting. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof. Such appointment to said agents and attorneys-in-fact will expire upon the undersigned regaining her professional capacity.

WITNESS the due execution hereof on the date and in the capacity set forth below.

SIGNATURE	TITLE	DATE

/s/ Sandra Cavanaugh		3/15/11
Sandra Cavanaugh	President and Chief Executive Officer, Russell Investment Company Russell Investment Funds